UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – MARCH 22, 2012

CIG WIRELESS CORP.

(Exact name of Registrant as specified in its charter)

NEVADA	000-53677	68-0672900
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

Five Concourse Parkway, Suite 3100

Atlanta, GA 30328

(Address of principal executive offices)

(678) 332-5000

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01:             Entry into a Material Definitive Agreement.

$850,000 Loan from ENEX Group Management SA

CIG Wireless Corp. (the “Company”) has entered into an agreement with ENEX Capital Partners AG pursuant to which ENEX Capital Partners AG has loaned the Company $650,000, and will loan the Company an additional $200,000.  The Company and ENEX Capital Partners AG have entered into a Convertible Secured Note (the “Note”).  The Note pays interest at a rate of 4% per annum.  The Note shall be repayable thirty days after demand which may be made any time after the first anniversary of the date of issuance of the Note.  ENEX Capital Partners AG shall be entitled to have the Company repay some or all of the principal and interest due and payable in the form of the Company’s Common Stock, at a conversion price of Three U.S. Dollars ($3.00) per share.

ENEX Capital Partners AG is a shareholder of the Company.  Sebastien Koechli, the Company’s President and a member of the Board is also a director of ENEX Group Management SA, the parent company of ENEX Capital Partners AG, and as such, Mr. Koechli recused himself from any and all deliberations regarding loan from ENEX Capital Partners AG, as well as the Corporate Development Agreement and the ENEX Corporate Development Agreement described below.  ENEX Group Management SA serves as a management adviser to the Company.

Corporate Development Agreement and Corporate Consulting Agreement with ENEX Group Management SA

On March 26, 2012, the Company entered into a Corporate Development Agreement (the “ENEX Corporate Development Agreement”) and a Corporate Consulting Agreement (the “ENEX Corporate Consulting Agreement”) with ENEX Group Management SA.

Pursuant to the ENEX Corporate Development Agreement, CRG Finance will assist the Company in raising capital.  ENEX Group Management S.A. shall receive placement agent fees consisting of commissions as follows: (i) for the sale of the Company’s Common Stock (the “ENEX Common Equity Placement Compensation”), 15% on the first million dollars, 12% on the second million dollars and 10% on the third million dollars and thereafter; (ii) for the sale of preferred stock (“ENEX Preferred Equity Placement Compensation”), 10% on the first million dollars, 8% on the second million dollars, 6% on the third million dollars, 4% on the fourth million dollars and 2% on the fifth million dollars and anything thereafter; (iii) for debt placements, 0.5% of the aggregate value of senior secured financing, 0.5% of the aggregate value of securitization credit financing, and for subordinated debt, the same fees as for ENEX Preferred Equity Placement Compensation; and (iv) for the introduction to mergers and acquisitions transactions, the same fees as those owed for ENEX Preferred Equity Placement Compensation.

Pursuant to the ENEX Corporate Consulting Agreement, ENEX Group Management S.A. shall render advisory services to the Company.  The Company will pay fees to ENEX Group Management S.A., including a monthly advisory services fee of $9,500 and payments for services rendered by personnel of ENEX Group Management S.A. in the capacities of Chief Financial Officer and Chairman of the Board of the Company, in the amounts of $19,500 and $12,500 per month respectively.

Corporate Development Agreement and Corporate Consulting Agreement with CRG Finance AG

On March 22, 2012, the Company entered into a Corporate Development Agreement with CRG Finance AG (the “CRG Finance Corporate Development Agreement”) and a Corporate Consulting Agreement (the “CRG Corporate Consulting Agreement”) with CRG Finance AG.

Pursuant to the CRG Finance Corporate Development Agreement, CRG Finance will assist the Company in raising capital.  CRG Finance AG shall receive placement agent fees consisting of commissions as follows: (i) for the sale of the Company’s Common Stock (“CRG Common Equity Placement Compensation”), 15% on the first million dollars, 12% on the second million dollars and 10% on the third million dollars and thereafter; (ii) for the sale of preferred stock (“CRG Preferred Equity Placement Compensation”), 10% on the first million dollars, 8% on the second million dollars, 6% on the third million dollars, 4% on the fourth million dollars and 2% on the fifth million dollars and anything thereafter; (iii) for debt placements, 0.5% of the aggregate value of senior secured financing,

0.5% of the aggregate value of securitization credit financing, and for subordinated debt, the same fees as for CRG Preferred Equity Placement Compensation; and (iv) for the introduction to mergers and acquisitions transactions, the same fees as those owed for CRG Preferred Equity Placement Compensation.

Pursuant to the CRG Corporate Consulting Agreement, CRG Finance AG shall render advisory services to the Company.  The Company will pay fees to CRG Finance AG, including a monthly advisory services fee of $9,500.

Item 5.02.             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensation of Akram Baker

The Company has established the compensation of Mr. Akram Baker, a director of the Company, as follows

 The Company and Mr. Baker have agreed that his compensation shall initially be $5,000 per month of which $2,500 shall be payable on a monthly basis.  The balance of such compensation shall accrue until such date as the Company shall have received capital investments in the amount of $10,000,000, at which time all accrued and unpaid amounts shall be due and payable.

In addition, the Company has granted Mr. Baker an option to purchase 50,000 shares of the Company’s common stock, at an exercise price of $3.75 per share.

Item 5.03:             Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 28, 2012, the Board of Directors of the Company amended the bylaws of the Company to reflect the Company’s name change to “CIG Wireless Corp.”  No other amendments were made to the bylaws and all other provisions of the Company bylaws remain unchanged.

Item 9.01:             Financial Statements and Exhibits.

(b)                           Exhibit List

Exhibit	Description

Exhibit 3.4	Bylaws of the Company, as amended.

#         #        #

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CIG WIRELESS CORP.

By:	/s/ Sebastien Koechli
Name: Sebastien Koechli Title: President

Date:      April 18, 2012